EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INFORMATION HOLDINGS REPORTS RESULTS FOR

THIRD QUARTER ENDED SEPTEMBER 30, 2003

Third Quarter EPS from Continuing Operations Increases to $0.04

Data Segment Reaches Quarterly Operating Income

of $3.8 Million and EBITDA of $6.0 Million

STAMFORD, CT, October 23, 2003 - Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended September 30, 2003.  Earnings per diluted common share (EPS) from continuing operations were $0.04 in the third quarter of 2003 compared to a net loss of $0.04 in the third quarter of 2002.  EPS including discontinued operations was $0.06 in the third quarter of 2003 compared to $0.00 in the third quarter of 2002.  Results for the third quarter of 2003 include severance charges equal to $0.02 per diluted common share, while results for the third quarter of 2002 include impairment charges equal to $0.09 per diluted common share.  IHI’s data segment (MicroPatent, Master Data Center and IDRAC) generated $3.8 million of operating income in the third quarter of 2003 and $6.0 million in EBITDA (earnings before interest, taxes, depreciation and amortization).

Third Quarter Results

Revenues for the third quarter of 2003 were $20.8 million, a decrease of 4% from the third quarter of 2002.  The data segment continued to show strong overall revenue growth of $2.0 million, or 16%, although revenues decreased in the software segment based on lower license and service revenues at Liquent and decreased license revenues at Transcender.

Gross profit margin for the third quarter of 2003 was 71.0%, compared to 72.0% in the comparable prior year period.  Increased gross margins in the data segment were offset by gross margin decreases in the software segment.  Income from operations increased $2.5 million to $0.7 million, compared to a loss of $1.8 million in the third quarter of 2002.  Income from operations in the data segment increased to $3.8 million, compared to a loss from operations of $0.7 million in the prior year period, due to the impairment charge of $3.1 million recorded in the third quarter of 2002 and strong revenue growth.  Loss from operations increased in the software segment due primarily to decreased revenues and severance charges.

EBITDA was $3.9 million in the third quarter of 2003, compared to $1.8 million in the third quarter of 2002.  EBITDA in the third quarter of 2003 for the data segment was $6.0 million, an increase of 33% from the comparable prior year period excluding impairment charges.

The Company evaluates the earnings performance of its segments based primarily on EBITDA.  The Company believes that EBITDA is the most useful measure of business unit earnings because it more closely approximates the cash generating ability of each business compared to income from operations.  Income from operations includes charges for depreciation and amortization, the majority of which relate to amortization of intangible assets.  The Company generally does not incur capital expenditures to replace intangible assets within existing operations.  A reconciliation of income from operations to EBITDA is presented after the attached financial statements.

Commenting on the results, Mason Slaine, President & CEO said, “Our third quarter results include very strong results from our data businesses, which generated $6 million in EBITDA in the quarter, while software license sales remained soft.  During October we have begun to see improved license sales at Liquent and the first products from its new InSight product line will be introduced later this quarter.  Transcender is on track to release a series of new Microsoft Windows Server 2003 certification products over the next two months.  We expect to see continued excellent growth from our data segment going forward and improved license sales at Liquent and Transcender beginning in the current quarter.  With a current balance of cash and investments of approximately $145 million and no debt, we continue to evaluate numerous investment opportunities, including additional purchases of IHI stock and potential acquisitions.  We believe our business is well positioned to generate growth and we remain committed to increasing shareholder value.”

Information Holdings will broadcast its third quarter earnings conference call via the Internet on Friday, October 24, 2003 at 10:00 a.m. edt.  The broadcast can be accessed through the Company’s web site www.informationholdings.com.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to intellectual property, life science and IT learning markets. IHI’s data segment, which includes MicroPatent®, Master Data Center™ and IDRAC, provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals.   IHI’s software segment, which includes Liquent and Transcender®, provides software and related services in the life science and IT learning markets.  Liquent is a leading provider of life science content assembly and publishing solutions, while Transcender is a leading online provider of IT certification test-preparation products.

                The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements are typically statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “will,” “expects,” “anticipates,” or similar expressions.  Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.  These forward-looking statements involve risks and uncertainties that could render them materially different.  More information about factors that could potentially affect IHI’s financial results is included in IHI’s filings with the SEC its Annual Report on Form 10-K for the year ended December 31, 2002.  The forward-looking information in this release reflects management’s judgment only on the date of this press release.

(Financial Tables Follow)

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com

Information Holdings Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2003	2002	2003	2002

Revenues	$20,789	$21,663	$64,923	$66,676
Cost of sales	6,033	6,068	19,156	17,835
Gross profit	14,756	15,595	45,767	48,841

Operating expenses:
Selling, general and administrative	10,928	10,804	32,533	30,993
Depreciation and amortization	3,092	3,533	9,207	10,582
Impairment of long-lived assets	—	3,063	—	3,063
Total operating expenses	14,020	17,400	41,740	44,638

Income (loss) from operations	736	(1,805)	4,027	4,203

Other income (expense):
Interest income	544	228	1,411	746
Interest expense	(25)	(87)	(84)	(264)
Early termination of credit agreement	—	—	(575)	—
Other (expense) income	(3)	11	(3)	8

Income (loss) from continuing operations before income taxes	1,252	(1,653)	4,776	4,693
Provision for (benefit from) income taxes	488	(674)	1,729	1,646

Income (loss) from continuing operations	764	(979)	3,047	3,047
Income from discontinued operations, net of income taxes	388	912	29,971	2,768

Net income (loss)	$1,152	$(67)	$33,018	$5,815

Net income (loss) per basic common share:
Continuing operations	$0.04	$(0.04)	$0.14	$0.14
Discontinued operations	0.02	0.04	1.42	0.13
Net income	$0.06	$0.00	$1.56	$0.27

Net income (loss) per diluted common share:
Continuing operations	$0.04	$(0.04)	$0.14	$0.14
Discontinued operations	0.02	0.04	1.41	0.13
Net income	$0.06	$0.00	$1.56	$0.27

Information Holdings Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,046	$53,910
Investments	12,361	13,056
Accounts receivable, net	27,107	29,375
Prepaid expenses and other current assets	4,285	3,940
Current portion of deferred income taxes	4,067	4,589
Assets of discontinued operations	—	59,653
Total current assets	92,866	164,523

Investments	87,470	—
Property and equipment, net	4,573	5,837
Identified intangible assets, net	66,315	72,309
Goodwill	83,140	83,099
Other assets	4,140	3,233

Total assets	$338,504	$329,001

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,542	$26,224
Accrued expenses	11,299	11,098
Accrued income taxes	8,413	2,794
Deferred subscription revenue	17,791	21,129
Liabilities of discontinued operations	—	17,891
Total current liabilities	64,045	79,136

Other long-term liabilities	—	125
Total liabilities	64,045	79,261

Stockholders’ equity:
Preferred stock	$—	$—
Common stock	219	218
Additional paid in capital	247,923	247,026
Retained earnings	40,115	7,097
Treasury stock	(14,723)	(5,227)
Accumulated other comprehensive income	925	626
Total stockholders’ equity	274,459	249,740

Total liabilities and stockholders’ equity	$338,504	$329,001

Information Holdings Inc.
Reconciliation of Income from Operations to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2003	2002	2003	2002

Data Segment
Income (loss) from operations	$3,831	$(667)	$10,824	$5,255
Amortization of capitalized software	2	17	11	17
Depreciation	719	650	2,062	1,908
Amortization of intangible assets	1,414	1,429	4,247	4,190
Other expense	(9)	—	(27)	—
EBITDA	5,957	1,429	17,117	11,370

Software Segment
(Loss) income from operations	(2,104)	(40)	(2,936)	2,328
Amortization of capitalized software	75	61	217	61
Depreciation	372	437	1,116	1,431
Amortization of intangible assets	582	998	1,748	2,994
Other income	6	11	24	11
EBITDA	(1,069)	1,467	169	6,825

Other
Loss from operations	(991)	(1,098)	(3,861)	(3,380)
Depreciation	5	19	34	59
Early termination of credit agreement	—	—	(575)	—
Other expense	—	—	—	(3)
EBITDA	(986)	(1,079)	(4,402)	(3,324)

Consolidated
Income (loss) from operations	736	(1,805)	4,027	4,203
Amortization of capitalized software	77	78	228	78
Depreciation	1,096	1,106	3,212	3,398
Amortization of intangible assets	1,996	2,427	5,995	7,184
Early termination of credit agreement	—	—	(575)	—
Other (expense) income	(3)	11	(3)	8
EBITDA	$3,902	$1,817	$12,884	$14,871